CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 10, 2005, accompanying the consolidated financial statements included in the Annual Report of Inteli S ys Aviation Systems of America Inc. on Form 10-KSB for the year ended December 31, 2004, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Moncton, Canada

June 15, 2005